Exhibit 99.1

FOR IMMEDIATE RELEASE

Quality Distribution, Inc. Announces Acquisition of Boasso America Corporation

TAMPA, Fla. – August 2, 2007 – Quality Distribution, Inc. (the “Company”) (Nasdaq: QLTY) today announced that it has entered into an agreement to acquire 100% of the outstanding stock of Boasso America Corporation (“Boasso”) for approximately $60 million subject to purchase price adjustments.

Boasso America, headquartered in Chalmette, LA, is a leading provider of ISO tank container and depot services, with facilities located in Chalmette, LA, Houston, TX, Charleston, SC, Chicago, IL, Detroit MI and Jacksonville, FL. For its most recent fiscal year ended March 31, 2007, Boasso had revenues in excess of $70 million. The Company expects the acquisition to be immediately accretive to earnings.

Gary Enzor, President and CEO of Quality Distribution, stated: “We are excited to announce this outstanding opportunity. Boasso is well-recognized as a leading company in the tank container industry, and will continue to operate as a stand alone division under the direction of President Scott Giroir. We believe the combination of Boasso and Quality Distribution creates an opportunity for significant growth and value creation for the benefit of our customers, employees and shareholders.”

Walter Boasso, Chairman and CEO of Boasso America, stated: “We are pleased to have this opportunity to partner with Quality Distribution. We believe this combination will enhance our ability to provide the best possible service to our customers, give us the ability to more quickly expand our geographic coverage and provide long term opportunities for our employees.”

The transaction is expected to close in the fourth quarter. The Company expects to discuss this acquisition in further detail during its upcoming second quarter earnings conference call.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiary, Quality Carriers, Inc., and through its affiliates and owner-operators, provides bulk transportation and related services. The Company also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution, Inc. is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; the Company’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; changes in senior management; its ability to achieve projected operating objectives and debt reduction in 2007; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to Company-controlled operations; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Timothy B. Page
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7376